News From

IGI [LOGO]

Buena, NJ 08310

Release Date: May 20, 2005	Exhibit 99.1

Contact:	Frank Gerardi
Chairman & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI Announces First Quarter Results

Buena, N.J. - May 20, 2005 - IGI, Inc. (AMEX: IG) announced today its first quarter financial and operational results.

Recent Developments:

-	Hired an investment banker to advise the Company on strategic alternatives that may result in a sale or merger

-	PTH (1-34) for the treatment of psoriasis is scheduled for phase II clinical trials by its licensee, Manhattan Pharmaceuticals.

-	Received its first partial purchase order from Infusion Biotechnologies totaling $129,000.

-	UltraCem Coating line is fully installed, has been tested and is ready for production.

-	New products are being developed for new and existing customers using the Novasome® transdermal delivery technology.

-	IGI's Miaj product line is under development with an expected launch date of November.

First Quarter 2005 Results

For the first quarter of 2005, total revenues were $775,000, which represented a decrease of $212,000 from revenues of $987,000 in 2004. Product sales of $505,000 in 2005 decreased $350,000, or 41%, compared to 2004 while licensing and royalty revenues of $270,000 in 2005 increased $138,000 or 105% compared to 2004. The difference in product sales vs. royalty revenues related to a change in business with Estee Lauder in accordance with the new license agreement. The decrease in product sales was offset by increased sales of existing and new products to Genesis, Interwood Marketing and Albrian International Corporation.

Cost of sales increased by $64,000, or 18%, in 2005 as compared to 2004. As a percentage of product sales, cost of sales increased from 41% in 2004 to 82% in 2005. The increase in the costs of sales is a result of products being sold with a lower gross margin and a $92,000 expense related to the metal finishing line that was also included for this quarter.

Selling, general and administrative expenses decreased by $118,000, or 28%, from $429,000 in 2004 to $311,000 in 2005. These expenses were 40% of revenues for 2005 compared to 43% in 2004. The decrease is primarily due to a reduction of salaries and travel and entertainment expenditures in 2005.

Product development and research expenses increased by $22,000 in 2005, or 10%, compared to 2004. There are many new projects being undertaken by the research and development department as a result of new agreements signed in 2004.

Interest income amounted to $3,000 in 2005 compared to interest income of $9,000 in 2004. The decrease in interest income was a direct result of the decrease in our cash balance.

The Company reported a net loss attributable to common stock of $183,000, or $(.02) per share in 2005, compared to net income attributable to common stock of $3,000, or $(.00) per share in 2004.

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"The Company's cost cutting initiatives that began last year have resulted in a minimal loss. The anticipated revenue reduction is attributed to the removal of the exclusivity agreement with our largest customer. This action is allowing the Company to offer our technology to a wide range of new customers in the United States, Europe and Asia, and should result in sustained revenue increases by the end of the year. We will give a more detailed report on today's 10:00 AM conference call and at our Annual Shareholder meeting on Monday, May 23, 2005", stated Frank Gerardi, Chairman,

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® nano-vesicular, transdermal delivery technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, controlled and sustained release as well as improved stability and greater ease of formulation. IGI has licensed Novasome® nano-vesicular delivery technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Corporation, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc., and recently sub-licensed the rights to obtain FDA approval for and market IGI's PTH (1-34) compound using Novasome® nano-vesicular delivery technology for psoriasis, which is slated for Phase II clinical trials, to Tarpan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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IGI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(Unaudited)

	Three months ended March 31,

	2005	2004

Revenues:
Product sales, net	$ 505	$ 855
Licensing and royalty income	270	132

Total revenues	775	987

Cost and expenses:
Cost of sales	413	349
Selling, general and administrative expenses	311	429
Product development and research expenses	235	213

Operating profit (loss)	(184)	(4)
Interest income	3	9

Income before provision for income taxes	(181)	5
Provision for income taxes	(2)	(2)

Net income (loss)	$(183)	$ 3

Basic Earnings (Loss) Per Common Share
Net income (loss) per share	$ (.02)	$ -

Diluted Earnings (Loss) Per Common Share
Net income (loss) per share	$ (.02)	$ -

Weighted Average of Common Stock and Common
Stock Equivalents Outstanding
Basic	11,681,524	11,447,253
Diluted	11,681,524	12,018,279

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IGI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share information)

	March 31,
	2005	December 31,
	(unaudited)	2004

ASSETS
Current assets:
Cash and cash equivalents	$ 329	$ 380
Restricted cash	50	50
Marketable securities	328	377

Accounts receivable, less allowance for doubtful
accounts of $10 in 2005 and 2004	259	306
Licensing and royalty income receivable	205	155
Inventories	320	247
Prepaid expenses and other current assets	69	8

Total current assets	1,560	1,523
Property, plant and equipment, net	3,169	3,168
Other assets	36	39

Total assets	$ 4,765	$ 4,730

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	319	157
Accrued payroll	13	16
Other accrued expenses	255	243
Income taxes payable	4	5
Deferred income	207	180

Total current liabilities	798	601
Deferred income	105	121

Total liabilities	903	722

Stockholders' equity:
Common stock, $.01 par value, 50,000,000 shares
authorized; 13,703,720 and 13,547,520 shares
issued in 2005 and 2004, respectively	137	135
Additional paid-in capital	24,551	24,467
Accumulated deficit	(19,350)	(19,167)
Accumulated other comprehensive loss	(81)	(32)
Less treasury stock, 1,965,740 shares at cost in
2005 and 2004	(1,395)	(1,395)

Total stockholders' equity	3,862	4,008

Total liabilities and stockholders' equity	$ 4,765	$ 4,730

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